Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II) of our report dated December 10, 2021 relating to the financial statements, which appear in Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II) Amendment No. 3, dated December 10, 2021, to the Company’s Current Report on Form 8-K originally dated October 25, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 27, 2021